CREDIT AGREEMENT

Dated as of August 26, 2005

among

CENTENNIAL ENERGY
HOLDINGS, INC.,

THE SEVERAL FINANCIAL INSTITUTIONS
FROM TIME TO TIME PARTY TO THIS AGREEMENT,

U.S. BANK NATIONAL ASSOCIATION
as Administrative Agent,

UNION BANK OF CALIFORNIA, N.A.,
as Co-Syndication Agent,

ABN AMRO BANK N.V.,
as Co-Syndication Agent,

BANK OF AMERICA, N.A.,
as Co-Documentation Agent,

and

KEYBANK NATIONAL ASSOCIATION,
as Co-Documentation Agent

Arranged By

U.S. BANK NATIONAL ASSOCIATION,
UNION BANK OF CALIFORNIA, N.A.
and
ABN AMRO BANK N.V.

CONTENTS

     Clause                                                           Page

ARTICLE I	DEFINITIONS	1
1.01	Certain Defined Terms	1
1.02	Other Interpretive Provisions	16
1.03	Accounting Principles	17
ARTICLE II	THE FACILITY	17
2.01	The Facility	17
2.02	Advances	18
2.03	Method of Borrowing	19
2.04	Fees; Changes in Aggregate Commitment	19
2.05	Minimum Amount of Each Advance	20
2.06	Optional Principal Payments	20
2.07	Changes in Interest Rate, etc	20
2.08	Rates Applicable After Default	21
2.09	Method of Payment	21
2.10	Notes; Telephonic Notices	21
2.11	Interest Payment Dates; Interest and Fee Basis	22
2.12	Notification of Advances, Interest Rates, Prepayments and Commitment Changes	22
2.13	Lending Installations	22
2.14	Non-Receipt of Funds by the Administrative Agent	22
2.15	Replacement of Bank	23
2.16	Letters of Credit	23
ARTICLE III	YIELD PROTECTION; TAXES	27
3.01	Yield Protection	27
3.02	Changes in Capital Adequacy Regulations	28
3.03	Availability of Types of Advances	28
3.04	Funding Indemnification	29
3.05	Taxes	29
3.06	Bank Statements; Survival of Indemnity	30
ARTICLE IV	CONDITIONS PRECEDENT	31
4.01	Initial Credit Extension	31
4.02	Each Credit Extension	33
ARTICLE V	REPRESENTATIONS AND WARRANTIES	33
5.01	Existence and Power; Standing; Compliance With Laws	33
5.02	Corporate Authorization; No Contravention or Conflict	34
5.03	Governmental Authorization	34
5.04	Validity and Binding Effect	34
5.05	Litigation; Environmental Claims	34
5.06	No Default	34
5.07	ERISA Compliance	34
5.08	Use of Proceeds; Margin Regulations	35
5.09	Title to Properties	35
5.10	Taxes	35
5.11	Financial Condition	36
5.12	Environmental Matters	36
5.13	Regulated Entities	36
5.14	Copyrights, Patents, Trademarks and Licenses, etc	36
5.15	Subsidiaries	37
5.16	Insurance	37
5.17	Solvency	37
5.18	Full Disclosure	37
5.19	Senior Debt	37
ARTICLE VI	AFFIRMATIVE COVENANTS	37
6.01	Financial Statements	37
6.02	Certificates; Other Information	39
6.03	Notices	39
6.04	Preservation of Existence	40
6.05	Maintenance of Property	40
6.06	Insurance	40
6.07	Payment of Obligations	40
6.08	Compliance with Laws	41
6.09	Inspection of Property and Books and Records	41
6.10	Environmental Laws	41
6.11	Use of Proceeds	41
ARTICLE VII	NEGATIVE COVENANTS	41
7.01	Limitation on Liens	42
7.02	Disposition of Assets	43
7.03	Consolidations and Mergers	44
7.04	Loans and Investments	45
7.05	Transactions with Affiliates	46
7.06	Use of Proceeds	47
7.07	Joint Ventures	47
7.08	Restricted Payments	47
7.09	Change in Business	48
7.10	Accounting Changes	48
7.11	Maximum Company Capitalization Ratio	48
7.12	Minimum Interest Coverage Ratio	48
7.13	Limitation on Subsidiary Indebtedness	48
7.14	Agreements Restricting Subsidiary Dividends	49
7.15	Activities of International Subsidiaries	49
ARTICLE VIII	EVENTS OF DEFAULT	49
8.01	Event of Default	49
8.02	Remedies	51
ARTICLE IX	THE ADMINISTRATIVE AGENT	52
9.01	Appointment; Nature of Relationship	52
9.02	Powers	53
9.03	General Immunity	53
9.04	No Responsibility for Loans, Recitals, etc	53
9.05	Action on Instructions of Banks	54
9.06	Employment of Agents and Counsel	54
9.07	Reliance on Documents; Counsel	54
9.08	Administrative Agent’s Reimbursement and Indemnification	54
9.09	Notice of Default	55
9.10	Rights as a Bank	55
9.11	Bank Credit Decision	55
9.12	Successor Administrative Agent	55
9.13	Administrative Agent’s and Co-Lead Arrangers’ Fees	56
9.14	Delegation to Affiliates	56
9.15	Other Agents	56
ARTICLE X	MISCELLANEOUS	57
10.01	Amendments and Waivers	57
10.02	Notices	58
10.03	No Waiver; Cumulative Remedies	58
10.04	Several Obligations; Benefits of this Agreement	58
10.05	Expenses; Indemnification	58
10.06	Marshalling; Payments Set Aside	59
10.07	Successors and Assigns	59
10.08	Participations; Assignments, etc	60
10.09	Confidentiality	61
10.10	Set-off; Ratable Payments	62
10.11	Automatic Debits of Fees	62
10.12	Notification of Addresses, Lending Installations, Etc	63
10.13	Counterparts	63
10.14	Severability	63
10.15	GOVERNING LAW AND JURISDICTION	63
10.16	WAIVER OF JURY TRIAL	64
10.17	Entire Agreement	64
10.18	Survival of Representations	64
10.19	Governmental Regulation	64
10.20	Numbers of Documents	65
10.21	Nonliability of Banks	65
10.22	USA Patriot Act Notice	65
EXHIBITS
A		Form of Compliance Certificate
B-1		Form of Opinion of Paul K. Sandness
B-2		Form of Opinion of Thelen Reid & Priest LLP
C		Form of Note
D		Form of Money Transfer Instructions
E		Form of Audit Letter
F		Form of Assignment Agreement
G		Form of Increase Request
H		Form of Borrowing Notice

SCHEDULES
2.01	-	Commitments and Pro Rata Shares
2.16	-	Existing Letters of Credit
5.15	-	Subsidiaries and Minority Interests
7.01	-	Certain Permitted Liens
7.13	-	Certain Permitted Indebtedness
7.14	-	Agreements Restricting Subsidiary Dividends
10.02	-	Lending Installations; Addresses for Notices

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of August 26, 2005 among CENTENNIAL ENERGY HOLDINGS, INC., a Delaware corporation, the several financial institutions from time to time party to this Agreement, ABN AMRO BANK N.V., as Co-Syndication Agent, UNION BANK OF CALIFORNIA, N.A., as Co-Syndication Agent, BANK OF AMERICA, N.A., as Co-Documentation Agent, KEYBANK NATIONAL ASSOCIATION, as Co-Documentation Agent, and U.S. BANK NATIONAL ASSOCIATION, as administrative agent for the Banks.

WHEREAS, the Company desires to obtain, and the Banks are willing to make, credit extensions from time to time pursuant to the terms hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01  Certain Defined Terms. The following terms have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of more than 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

“Administrative Agent” means U.S. Bank in its capacity as administrative agent for the Banks pursuant to Article IX, and not in its individual capacity as a Bank, and any successor administrative agent appointed pursuant to Article IX.

“Advance” means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Loans made on the same Borrowing Date (or date of conversion or continuation) by the Banks to the Company at the same Rate Option and, in the case of Eurodollar Advances, for the same Interest Period.

“Affected Bank” has the meaning specified in Section 2.15.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock or other equity interests, by contract or otherwise.

“Agent-Related Persons” means U.S. Bank and any successor Administrative Agent arising under Section 9.12, together with their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitment” means the aggregate of the Commitments of all the Banks, as modified from time to time pursuant to the terms hereof.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposures of all Banks.

“Agreement” means this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

“Applicable Amount” means, for any Pricing Period, with respect to the fees referred to below and outstanding Advances of the Types referred to below, the per annum amount set forth below in the corresponding column under Applicable Amount opposite the applicable Pricing Level:

Pricing Level	Applicable Amount (in basis points per annum)
	Facility Fee	Utilization Fee	Eurodollar Advances/ Letter of Credit Fee	Floating Rate Advances
1	8.0	10.0	32.0	0.0
2	10.0	10.0	40.0	0.0
3	12.5	10.0	50.0	0.0
4	15.0	10.0	60.0	0.0
5	20.0	12.5	75.0	0.0
6	30.0	12.5	90.0	0.0

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Banks” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” has the meaning specified in Section 2.02(c).

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Minneapolis and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Minneapolis for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capitalization Ratio” means, with respect to any Person, the ratio of such Person’s Total Debt to such Person’s Total Capitalization.

“Centennial International” means Centennial Energy Resources International Inc., a Delaware corporation.

“Change” has the meaning specified in Section 3.02.

“Change of Control” means the occurrence of any event whereby MDU Resources Group, Inc. ceases to own direct or indirect sole beneficial ownership (as defined under Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement) of at least 66-2/3% of the combined voting power of the Company’s securities which are entitled to vote generally in the election of directors of the Company.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Co-Lead Arrangers” means U.S. Bank, ABN AMRO Bank N.V. and Union Bank of California, N.A., in their capacity as co-lead arrangers for the credit facilities evidenced hereby.

“Commitment” means, for each Bank, the obligation of such Bank to make Loans and to participate in Letters of Credit in an aggregate amount not exceeding the amount set forth in Schedule 2.01, as it may be modified as a result of any assignment that has become effective pursuant to Section 10.08, or as otherwise modified from time to time pursuant to the terms hereof.

“Commodity Contract” means any agreement, device or arrangement providing for payments which are related to fluctuations in commodity prices, including, but not limited to, commodity swap or forward sale or purchase agreements.

“Company” means Centennial Energy Holdings, Inc., a Delaware corporation, and its permitted successors and assigns.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A properly completed and signed by a Responsible Officer.

“Consolidated Net Worth” means, at any time, the excess of total assets of the Company and its Subsidiaries over total liabilities of the Company and its Subsidiaries as of the last day of the fiscal quarter most recently then ended, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (c) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Covered Contracts” means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating interest rate, exchange rate or price risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person and not for the purposes of financing, speculation or taking a “market view”.

“Credit Extension” means the making of an Advance or the issuance of a Letter of Credit.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“EBITDA” means, for any period, the sum of (a) consolidated net income (or net loss) of the Company and its Subsidiaries for such period as determined in accordance with GAAP plus (b) all amounts treated as expenses for depreciation (including any non-cash charge relating to asset impairment determined in accordance with GAAP) and interest and the amortization of intangibles of any kind for such period to the extent included in the determination of such consolidated net income (or loss) plus (c) all taxes accrued for such period on or measured by income to the extent included in the determination of such consolidated net income (or loss); provided that consolidated net income (or loss) shall be computed for the purposes of this definition without giving effect to extraordinary losses or extraordinary gains for such period.

“Eligible Assignee” means (a) a Bank, (b) an Affiliate of a Bank, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) each Issuer and (iii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries.

“Environmental Claims” means all material claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all federal, state or local laws, statutes, rules, regulations, ordinances and codes, together with all administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan or a Multiemployer Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) a failure by the Company or an ERISA Affiliate to make required contributions to a Pension Plan, Multiemployer Plan or other Plan subject to Section 412 of the Code; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate or (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan.

“ERISA Termination Event” means the filing of a notice of intent to terminate, or the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA of, a Pension Plan or Multiemployer Plan.

“Eurodollar Advance” means an Advance which bears interest at a Eurodollar Rate requested by the Company pursuant to Section 2.02.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, provided that, (i) if such Telerate Screen is not available to the Administrative Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which U.S. Bank or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of U.S. Bank’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which bears interest at a Eurodollar Rate requested by the Company pursuant to Section 2.02.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Amount.

“Event of Default” means any of the events or circumstances specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, in the case of each Bank or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Bank or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Bank’s principal executive office or such Bank’s applicable Lending Installation is located.

“Execution Date” means the date set forth on the cover page of this Agreement.

“Existing Credit Agreement” means the Credit Agreement dated as of August 18, 2004 among the Company, various financial institutions and U.S. Bank National Association, as administrative agent.

“Existing Letters of Credit” means the letters of credit issued under the Existing Credit Agreement that are listed on Schedule 2.16.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Minneapolis time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fee Letter” means the letter agreement referenced in Section 9.13.

“Financial Contract” means any agreement, device or arrangement providing for payments related to fluctuations of interest rates, including, but not limited to, interest rate swap or exchange agreements, interest rate cap or collar protection agreements and interest rate options.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Amount, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of this Agreement. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all redemption obligations in respect of Redeemable Preferred Stock; (c) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (d) all reimbursement or payment obligations (contingent or otherwise) with respect to Surety Instruments; (e) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (f) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (g) all liabilities properly appearing on the Person’s balance sheet with respect to capital leases; (h) net liabilities under Swap Contracts; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (j) all Securitization Obligations of such Person; and (k) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member.

“Independent Auditor” has the meaning specified in subsection 6.01(a).

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Expense” means, for any period, the sum (without duplication) of (a) gross consolidated interest expense of the Company and its Subsidiaries determined in conformity with GAAP plus (b) to the extent not otherwise included in the determination of gross consolidated interest expense of the Company and its Subsidiaries in accordance with GAAP, the cost to the Company of, and the net amount payable (or minus the net amount receivable) under, all Financial Contracts of the Company and its Subsidiaries during such period (whether or not actually paid or received during such period) plus (c) all dividends paid, declared or otherwise accrued in respect of preferred stock of the Company and any Subsidiary that is not a Wholly-Owned Subsidiary plus (d) the consolidated yield or discount accrued during such period on all Securitization Obligations.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Company pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter; provided that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that if such next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“International Subsidiary” means Centennial International or any Subsidiary thereof (other than any Project Finance Subsidiary).

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions.

“Issuer” means U.S. Bank in its capacity as issuer of Letters of Credit hereunder and any other Bank that may (with the consent of the Company and the Administrative Agent) issue Letters of Credit hereunder, in each case in its capacity as issuer of a Letter of Credit hereunder.

“Joint Venture” means a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

“LC Collateral Account” has the meaning specified in Section 2.16(k).

“Lending Installation” means, with respect to a Bank or the Administrative Agent, any office, branch, subsidiary or affiliate of such Bank or the Administrative Agent.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

“Letter of Credit” has the meaning specified in Section 2.16(a). The term “Letter of Credit” includes each Existing Letter of Credit.

“Letter of Credit Application” has the meaning specified in Section 2.16(c).

“Letter of Credit Fee” has the meaning specified in Section 2.16(d).

“Letter of Credit Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount of all Letters of Credit at such time plus (ii) the aggregate unpaid amount of all Reimbursement Obligations at such time.

“Loan” has the meaning specified in Section 2.01(a).

“Loan Documents” means this Agreement, the Notes, each Letter of Credit, each Letter of Credit Application and the other documents and agreements contemplated hereby.

“Majority Banks” means (a) as of any date of determination if the Commitments are then in effect, Banks having in the aggregate in excess of 50% of the Aggregate Commitments; and (b) as of any date of determination if the Commitments have then been terminated and there are Loans outstanding, Banks with Outstanding Credit Exposures aggregating in excess of 50% of the Aggregate Outstanding Credit Exposure.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means a material adverse effect on (i) the business, property, condition (financial or otherwise), results of operations, or prospects of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Banks thereunder.

“Modification” and “Modify” are defined in Section 2.16(a).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency (or if neither Moody’s Investors Service, Inc. nor any such successor shall be in the business of rating long-term indebtedness, a nationally recognized rating agency in the United States as mutually agreed between the Majority Banks and the Company).

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Non-U.S. Bank” has the meaning specified in Section 3.05(d).

“Note” means a promissory note, in substantially the form of Exhibit C hereto, duly executed by the Company and payable to the order of a Bank in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

“Notice of Assignment” has the meaning specified in Section 10.08(e).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations and accrued and unpaid interest thereon, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Company to any Bank, any Issuer, the Administrative Agent or any indemnified party hereunder arising under any Loan Document.

“Opinions of Counsel” means the written legal opinion of Paul K. Sandness, general counsel to the Company and its Subsidiaries, substantially in the form of Exhibit B-1, and the written legal opinion of Thelen Reid & Priest LLP, special counsel to the Company and its Subsidiaries, substantially in the form of Exhibit B-2, together with copies of all factual certificates and legal opinions upon which such counsel has relied.

“Organization Documents” means, for any corporation or other entity, the certificate or articles of incorporation (or similar formation document), the bylaws (or similar governing document), any certificate of determination or instrument relating to the rights of preferred equityholders of such Person, any equityholder rights agreement, and all applicable resolutions of the board of directors (or similar governing body) (or any committee thereof) of such Person.

“Other Taxes” has the meaning specified in Section 3.05(b).

“Outstanding Credit Exposure” means, as to any Bank at any time, the sum of (a) the aggregate principal amount of its Loans outstanding at such time, plus (b) its Pro Rata Share of the Letter of Credit Obligations at such time.

“Participant” has the meaning specified in subsection 10.08(a).

“Payment Date” means the last day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years but excluding any Multiemployer Plan.

“Permitted Liens” has the meaning specified in Section 7.01.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any ERISA Affiliate sponsors or maintains or to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions and includes any Pension Plan or Multiemployer Plan.

“Pricing Level” means, for each Pricing Period, the pricing level set forth below opposite the Pricing Rating achieved by the Company as of the first day of that Pricing Period (subject to the provisions of the definition of “Pricing Rating”):

Pricing Level	Pricing Rating
1	At least A or A2
2	At least A- or A3
3	At least BBB+ or Baa1
4	At least BBB or Baa2
5	At least BBB- or Baa3
6	BB+ or Ba1 or below or not rated.

“Pricing Level Change Date” means, with respect to any change in the Pricing Level which results in a change in the Applicable Amount, the date which is five Business Days after the Administrative Agent has received evidence reasonably satisfactory to it of such change.

“Pricing Period” means (a) the period commencing on the date of this Agreement and ending on the day prior to the first Pricing Level Change Date to occur thereafter and (b) each subsequent period commencing on each Pricing Level Change Date and ending the day prior to the next Pricing Level Change Date.

“Pricing Rating” means, as of any date of determination of the Applicable Amount, (a) the rating assigned by S&P or Moody’s to the outstanding senior unsecured non-credit-enhanced long-term indebtedness of the Company or (b) if neither S&P nor Moody’s has assigned a rating of the type described in clause (a), the corporate rating assigned to the Company by S&P or the issuer rating assigned to the Company by Moody’s; provided that (i) if the Company is split-rated and the ratings differential is one Pricing Level, the higher rating will apply, (ii) if the Company is split-rated and the ratings differential is two Pricing Levels or more, the intermediate rating at the midpoint will apply (or if there is no midpoint, the higher of the two intermediate ratings will apply) and (iii) if only one of the two rating agencies has assigned such a rating, the Pricing Level corresponding to such rating shall apply. For purposes hereof, the rating by each rating agency as of any date shall be the applicable rating by such agency in effect at the close of business on such date.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as such prime rate changes.

“Principal Operating Subsidiaries” means each of (i) WBI Holdings, Inc., (ii) Fidelity Exploration & Production Company and (iii) Knife River Corporation, and their respective permitted successors.

“Project Finance Subsidiary” means any Subsidiary that meets each of the following requirements: (a) it is primarily engaged, directly or indirectly, in the ownership, operation and/or financing of independent power production and related facilities and assets; (b) neither the Company nor any other Subsidiary (other than another Project Finance Subsidiary) has any liability, contingent or otherwise, for the Indebtedness or other obligations of such Subsidiary (other than (i) non-recourse liability resulting solely from the pledge of stock of such Subsidiary and (ii) to the extent permitted by Section 7.04); and (c) it has Indebtedness owing to, or commitments therefor from, Persons other than the Company and its Subsidiaries.

“Pro Rata Share” means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank’s Commitment divided by the Aggregate Commitment (or, if the Commitments have terminated, of such Bank’s Outstanding Credit Exposure divided by the Aggregate Outstanding Credit Exposure).

“Purchasers” is defined in Section 10.08(d).

“Rate Option” means the Eurodollar Rate or the Floating Rate.

“Rate Option Notice” is defined in Section 2.02(d).

“Redeemable Preferred Stock” of any Person means any equity interest of such Person that by its terms (or by the terms of any equity interest into which it is convertible or for which it is exchangeable), or otherwise (including on the happening of an event), is required to be redeemed for cash or other property or is redeemable for cash or other property at the option of the holder thereof, in whole or in part, on or prior to the Termination Date; or is exchangeable for Indebtedness at any time, in whole or in part, on or prior to the Termination Date; provided that Redeemable Preferred Stock shall not include any equity interest by virtue of the fact that it may be exchanged or converted at the option of the holder or of the Company for equity interests of the Company having no preference as to dividends, distributions or liquidation over any other equity interests of the Company.

“Regulation D” means Regulation D of the FRB as from time to time in effect and any successor thereto or other regulation or official interpretation of the FRB relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Company then outstanding under Section 2.16 to reimburse the Issuers for amounts paid by the Issuers in respect of any one or more drawings under Letters of Credit.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities during such Interest Period.

“Responsible Officer” means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer, the treasurer or the assistant treasurer of the Company, or any other officer having substantially the same authority and responsibility. Any document or certificate hereunder that is signed or executed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company, and such officer shall be conclusively presumed to have acted on behalf of the Company.

“Risk-Based Capital Guidelines” has the meaning specified in Section 3.02.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies Inc., and any successor thereto that is a nationally recognized rating agency (or, if neither such division nor any successor shall be in the business of rating long-term indebtedness, a nationally recognized rating agency in the United States as mutually agreed between the Majority Banks and the Company).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Obligations” means, with respect to any Securitization Transaction, the aggregate investment or claim held at any time by all purchasers, assignees or transferees of (or of interests in) or holders of obligations that are supported or secured by accounts receivable, lease receivables and other rights to payment in connection with such Securitization Transaction.

“Securitization Transaction” means any sale, assignment or other transfer by the Company or any Subsidiary (other than a Project Finance Subsidiary) of accounts receivable, lease receivables or other payment obligations owing to the Company or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Company or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.

“Significant Subsidiary” means a “Significant Subsidiary” as defined in Rule 1-02(w) of Regulation S-X of the SEC, as in effect on the date hereof.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including the probable liability of such Person on disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including the probable liability of such Person on disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swap Contract” means swap agreements (as such term is defined in Section 101(53B) of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates or commodity prices, including, but not limited to, Commodity Contracts and Financial Contracts.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Termination Date” means August 26, 2010 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Total Capitalization” means, with respect to any Person, the sum of (a) the total consolidated stockholders’ or owners’ equity of such Person determined in accordance with GAAP (excluding any non-cash gain or loss with respect to Covered Contracts resulting from the requirements of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”) plus (b) the Total Debt of such Person.

“Total Debt” means, with respect to any Person, the total consolidated Indebtedness of such Person, excluding (a) Indebtedness under Covered Contracts and (b) 80% of the amount of all contingent reimbursement or payment obligations with respect to unsecured surety bonds incurred in the ordinary course of business includable in the computation of “Indebtedness” pursuant to item (d) of the definition thereof but for this exclusion.

“Transferee” is defined in Section 10.08(f).

“Type” means with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 302(d)(7) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each mean the United States of America.

“Wholly-Owned Subsidiary” means any entity in which (other than, in the case of a corporation, directors’ qualifying shares required by law) 100% of the capital stock or other equity interests of each class, if applicable, having ordinary voting power, and 100% of the capital stock or other equity interests of every other class, if applicable, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

“Williston Basin” is defined in Section 7.05.

1.02  Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)  The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule, Article and Exhibit references are to this Agreement unless otherwise specified.

(c)  (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)  The term “including” is not limiting and means “including without limitation.”

(iii)  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(iv)  The term “property” includes any kind of property or asset, real, personal or mixed, tangible or intangible.

(d)  Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e)  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)  This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Administrative Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their sole discretion.”

(g)  This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Administrative Agent merely because of the Administrative Agent’s or Banks’ involvement in their preparation.

1.03  Accounting Principles. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. If GAAP changes during the term of this Agreement such that the financial covenants would then be calculated in a different manner or with different components, (i) the Company, the Administrative Agent and the Banks agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Company’s financial condition to substantially the same criteria as were effective prior to such change in GAAP and (ii) the Company shall be deemed to be in compliance with the covenants contained in the aforesaid Sections during the 90-day period following any such change in GAAP if and to the extent that the Company would have been in compliance therewith under GAAP as in effect immediately prior to such change.

(b)  References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.

ARTICLE II

THE FACILITY

2.01  The Facility.

(a)  Commitments of the Banks. Each Bank severally agrees to make revolving loans (each a “Loan”) to the Company, and each Issuer agrees to issue Letters of Credit for the account of the Company (or jointly for the account of the Company and Centennial International) in an aggregate amount not to exceed $400,000,000 (and each Bank severally agrees to participate in each such Letter of Credit as more fully set forth in Section 2.16), from time to time on or prior to the Termination Date; provided that (i) the aggregate amount of the outstanding Letter of Credit Obligations shall not exceed $75,000,000, (ii) the aggregate stated amount of Letters of Credit issued jointly for the account of the Company and Centennial International shall not at any time exceed $50,000,000, (iii) after giving effect to any Credit Extension (and the use of proceeds thereof), the Company shall be in compliance with the last sentence of Section 7.13, (iv) the Outstanding Credit Exposure of any Bank shall not at any time exceed such Bank’s Commitment and (v) the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment. Subject to the terms of this Agreement, the Company may borrow, repay and reborrow Loans at any time prior to the Termination Date.

(b)  Repayment of Facility. The principal amount of each Advance and all other unpaid Obligations shall be paid in full by the Company on the Termination Date.

2.02  Advances.

(a)  Advances. Each Advance hereunder shall consist of borrowings made from the several Banks ratably in proportion to the amounts of their respective Commitments. Advances shall be evidenced by the Notes.

(b)  Advance Rate Options. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Company in accordance with Section 2.02(c). No Advance may mature after the Termination Date.

(c)  Method of Selecting Rate Options and Interest Periods for Advances. The Company shall select the Rate Option and, in the case of each Eurodollar Advance, the Interest Period applicable thereto, from time to time. The Company shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) substantially in the form of Exhibit H not later than 10:00 a.m. (Minneapolis time) at least one Business Day before the Borrowing Date of each Floating Rate Advance and at least three Business Days before the Borrowing Date for each Eurodollar Advance. A Borrowing Notice shall specify:

(i)  the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)  the aggregate amount of such Advance,

(iii)  the Rate Option selected for such Advance, and

(iv)  in the case of each Eurodollar Advance, the Interest Period applicable thereto (which may not end after the Termination Date).

(d)  Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are either converted into Eurodollar Advances in accordance with this Section 2.02(d) or are prepaid in accordance with Section 2.07. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless such Eurodollar Advance shall have been either (a) prepaid in accordance with Section 2.07 or (b) continued as a Eurodollar Advance for the same or another Interest Period in accordance with this Section 2.02(d). Subject to the terms of Section 2.06, the Company may elect from time to time to convert and/or continue the Rate Option applicable to all or any part of an Advance into another Rate Option; provided that any conversion or continuation of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Company shall give the Administrative Agent irrevocable notice (a “Rate Option Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance, or continuation of a Eurodollar Advance, not later than 10:00 a.m. (Minneapolis time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i)  the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)  the aggregate amount and Rate Option applicable to the Advance which is to be converted or continued, and

(iii)  the amount and Rate Option(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto.

2.03  Method of Borrowing. Not later than noon (Minneapolis time) on each Borrowing Date, each Bank shall make available its Loan or Loans, in funds immediately available in Minneapolis to the Administrative Agent at its address specified pursuant to Section 10.02. The Administrative Agent will make the funds so received from the Banks available to the Company at the Administrative Agent’s aforesaid address. Notwithstanding the foregoing provisions of this Section 2.03, to the extent that a Loan made by a Bank matures on the Borrowing Date of a requested Loan, such Bank shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.

2.04  Fees; Changes in Aggregate Commitment.

(a)  Facility Fee. The Company agrees to pay to the Administrative Agent for the account of each Bank a facility fee equal to the Applicable Amount on the average daily amount of such Bank’s Commitment (whether used or unused) from the date hereof to and including the Termination Date, payable in arrears on each Payment Date hereafter and on the Termination Date.

(b)  Utilization Fee. In addition to the foregoing, for each and any day on which the Aggregate Outstanding Credit Exposure exceeds an amount equal to fifty percent (50%) of the Aggregate Commitment, the Company shall pay to the Administrative Agent for the account of each Bank a utilization fee equal to the Applicable Amount times such Bank’s Outstanding Credit Exposure on such day, payable in arrears on each Payment Date hereafter and on the Termination Date.

(c)  Changes in Aggregate Commitment.

(A)  The Company may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Banks in integral multiples of $1,000,000, upon at least ten Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Banks to make Loans hereunder.

(B)  So long as no Default or Event of Default exists, the Company may, from time to time, by means of a letter delivered to the Administrative Agent substantially in the form of Exhibit G, request that the Aggregate Commitment be increased, by a minimum amount of $25,000,000 and higher integral multiples of $5,000,000, to an amount up to $450,000,000 by (a) increasing the Commitment of one or more Banks which have agreed to such increase and/or (b) adding one or more commercial banks or other Persons as a party hereto (each an “Additional Bank”) with a Commitment in an amount agreed to by any such Additional Bank; provided that no Additional Bank shall be added as a party hereto without the written consent of the Administrative Agent (which shall not be unreasonably withheld). Any increase in the Aggregate Commitment pursuant to this clause (B) shall be effective three Business Days after the date on which the Administrative Agent has received and accepted the applicable increase letter in the form of Annex 1 to Exhibit F (in the case of an increase in the Commitment of an existing Bank) or assumption letter in the form of Annex 2 to Exhibit F (in the case of the addition of a commercial bank or other Person as a new Bank). The Administrative Agent shall promptly notify the Company and the Banks of any increase in the amount of the Aggregate Commitment pursuant to this clause (B) and of the Commitment of each Bank after giving effect thereto. The Company acknowledges that, in order to maintain Advances in accordance with each Bank’s pro-rata share of all outstanding Advances prior to any increase in the Aggregate Commitment pursuant to this clause (B), a reallocation of the Commitments as a result of a non-pro-rata increase in the Aggregate Commitment may require prepayment of all or portions of certain Advances on the date of such increase (and any such prepayment shall be subject to the provisions of Section 3.04).

2.05  Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $1,000,000 if in excess thereof); provided that any Floating Rate Advance may be in the amount of the unused Commitments. The Company shall not request a Eurodollar Advance if, after giving effect to the requested Eurodollar Advance, more than 10 separate Eurodollar Advances would be outstanding.

2.06  Optional Principal Payments. The Company may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon one Business Day’s prior notice to the Administrative Agent. The Company may from time to time pay all (but not less than all) of a Eurodollar Advance upon three Business Days’ prior notice to the Administrative Agent, without penalty or premium, but subject to any funding indemnification as provided in Section 3.04.

2.07  Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.02(d) to but excluding the date it is paid (except as otherwise provided in Section 2.08) or is converted into a Eurodollar Advance pursuant to Section 2.02(d), at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Advance.

2.08  Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.02(c) or Section 2.02(d), during the continuance of a Default or an Event of Default the Majority Banks may, at their option, by notice to the Company (which notice may be revoked at the option of the Majority Banks notwithstanding any provision of Section 10.01 requiring unanimous consent of the Banks to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. If any Advance is not paid at maturity, whether by acceleration or otherwise, the Majority Banks may, at their option, by notice to the Company (which notice may be revoked at the option of the Majority Banks notwithstanding any provision of Section 10.01 requiring unanimous consent of the Banks to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to such Floating Rate Advance plus 2% per annum and (iii) the rate applicable to the Letter of Credit Fee shall be increased by 2% per annum.

2.09  Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds, to the Administrative Agent at the Administrative Agent’s address specified pursuant to Section 10.02, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Company, by noon (local time) on the date when due and shall be applied ratably by the Administrative Agent among the Banks to the payment of all Obligations then due and payable, if any, and otherwise to the payment of the remaining Obligations. Each payment delivered to the Administrative Agent for the account of any Bank shall be delivered promptly by the Administrative Agent to such Bank in the same type of funds that the Administrative Agent received at its address specified pursuant to Section 10.02 or at any Lending Installation specified in a notice received by the Administrative Agent from such Bank. The Administrative Agent is hereby authorized to charge the account of the Company maintained with the Administrative Agent (and/or its Affiliates) for each payment of principal, interest and fees as it becomes due hereunder.

2.10  Notes; Telephonic Notices. Each Bank is hereby authorized to record on the schedule attached to each of its Notes, or otherwise record in accordance with its usual practice, the date and amount of each of its Loans of the type evidenced by such Note; provided that neither the failure to so record nor any error in such recordation shall affect the Company’s obligations under any such Note. The Company hereby authorizes the Banks and the Administrative Agent to extend, convert or continue Advances, effect selections of Rate Options and transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Bank in good faith believes to be acting on behalf of the Company. The Company agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Bank, of each telephonic notice signed by a Responsible Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Banks, the records of the Administrative Agent and the Banks shall govern absent manifest error.

2.11  Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and fees shall be calculated for actual days elapsed on the basis of a 360-day year, with the exception that interest on Floating Rate Advances shall be calculated on the basis of a 365 or 366 day year, as appropriate. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.12  Notification of Advances, Interest Rates, Prepayments and Commitment Changes. Promptly after receipt thereof, the Administrative Agent will notify each Bank of the contents of each Aggregate Commitment reduction or increase notice, Borrowing Notice, Rate Option Notice and repayment notice received by it hereunder. The Administrative Agent will notify each Bank of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Bank prompt notice of each change in the Alternate Base Rate.

2.13  Lending Installations. Each Bank may book its Loans at any Lending Installation selected by such Bank and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans shall be deemed held by each Bank for the benefit of such Lending Installation. Each Bank may, by written or telex notice to the Administrative Agent and the Company, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.14  Non-Receipt of Funds by the Administrative Agent. Unless the Company or a Bank, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Bank, the proceeds of a Loan or (ii) in the case of the Company, a payment of principal, interest or fees to the Administrative Agent for the account of the Banks, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Bank or the Company, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Bank, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Company, the interest rate applicable to the relevant Loan.

2.15  Replacement of Bank. If the Company is required pursuant to Section 3.01, 3.02 or 3.05 to make any additional payment to any Bank or if any Bank’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.03 (any Bank so affected, an “Affected Bank”), the Company may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Bank as a Bank party to this Agreement (unless such replacement would not reduce or eliminate such amounts or eliminate such suspension); provided that no Default or Event of Default shall have occurred and be continuing at the time of such replacement and such replacement would not result in the violation of any Requirement of Law by such Affected Bank; and provided, further, that, concurrently with such replacement, (A) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to such Affected Bank pursuant to an assignment substantially in the form of Exhibit F and to become a Bank for all purposes under this Agreement and to assume all obligations of such Affected Bank to be terminated as of such date and to comply with the requirements of Section 10.08 applicable to assignments (it being understood that such Affected Bank shall not be obligated to pay the processing fee described in Section 10.08(e)(ii) in connection with any such assignment) and (B) the Company shall pay to such Affected Bank in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Affected Bank by the Company hereunder to and including the date of termination, including without limitation payments due to such Affected Bank under Sections 3.01, 3.02 and 3.05, and (2) an amount, if any, equal to the payment which would have been due to such Bank on the day of such replacement under Section 3.04 had the Loans of such Affected Bank been prepaid on such date rather than sold to the replacement Bank.

2.16  Letters of Credit.

(a)  Issuance. Each Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit (each a “Letter of Credit”) and to renew, extend, increase, decrease or otherwise modify Letters of Credit (“Modify,” and each such action a “Modification”) from time to time from and including the date of this Agreement and prior to the Termination Date upon the request of the Company; provided that immediately after each such Letter of Credit is issued (or, in the case of the Existing Letters of Credit, deemed issued hereunder) or Modified, (i) the aggregate amount of the outstanding Letter of Credit Obligations shall not exceed $75,000,000 (ii) the aggregate stated amount of Letters of Credit issued jointly for the account of the Company and Centennial International shall not exceed $50,000,000 and (iii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Letter of Credit shall have an expiry date later than the earlier of (x) one year after the issuance thereof and (y) five Business Days prior to the Termination Date.

(b)  Participations. Upon the issuance or Modification by an Issuer of a Letter of Credit in accordance with this Section 2.16 (or, in the case of any Existing Letter of Credit, on the date hereof), such Issuer shall be deemed, without further action by any Person, to have unconditionally and irrevocably sold to each Bank, and each Bank shall be deemed, without further action by any Person, to have unconditionally and irrevocably purchased from such Issuer, a participation in such Letter of Credit (and each Modification thereof) and the related Letter of Credit Obligations in proportion to its Pro Rata Share.

(c)  Notice. Subject to Section 2.16(a), the Company shall give the applicable Issuer notice prior to 10:00 a.m. (Minneapolis time) at least three Business Days (or such lesser period of time as such Issuer may agree in its sole discretion) prior to the proposed date of issuance or Modification of each Letter of Credit (other than an Existing Letter of Credit), (i) specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Letter of Credit, (ii) describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby and (iii) if such Letter of Credit is to be issued jointly for the account of the Company and Centennial International, confirming that, after giving effect to the issuance of such Letter of Credit, the Company is in compliance with the last sentence of Section 7.13. Upon receipt of such notice, such Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Bank, of the contents thereof and of the amount of such Bank’s participation in such proposed Letter of Credit. The issuance or Modification by an Issuer of any Letter of Credit shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which such Issuer shall have no duty to ascertain, it being understood, however, that such Issuer shall not issue any Letter of Credit if it has received written notice from the Company, the Administrative Agent or any Bank that any such conditions precedent have not been satisfied), be subject to the conditions precedent that such Letter of Credit shall be satisfactory to such Issuer and that the Company shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Letter of Credit as such Issuer shall have reasonably requested (each a “Letter of Credit Application”). In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application, the terms of this Agreement shall control.

(d)  Letter of Credit Fees. The Company shall pay to the Administrative Agent, for the account of the Banks ratably in accordance with their respective Pro Rata Shares, with respect to each Letter of Credit, a letter of credit fee (the “Letter of Credit Fee”) at a per annum rate equal to the Applicable Amount in effect from time to time on the maximum undrawn amount which may at any time thereafter be available under such Letter of Credit, such fee to be payable in arrears on each Payment Date, on the Termination Date and thereafter on demand. The Company shall also pay to each Issuer for its own account (x) a fronting fee in the amount agreed to by such Issuer and the Company from time to time, with such fee to be payable in arrears on each Payment Date, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under the applicable Letters of Credit in accordance with such Issuer’s standard schedule for such charges as in effect from time to time.

(e)  Administration; Reimbursement by Banks. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the applicable Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Company and each other Bank as to the amount to be paid by such Issuer as a result of such demand and the proposed payment date (the “Letter of Credit Payment Date”). The responsibility of any Issuer to the Company and each Bank shall be only to determine that the documents delivered under each applicable Letter of Credit in connection with a demand for payment are in conformity in all material respects with such Letter of Credit. Each Issuer shall endeavor to exercise the same care in its issuance and administration of Letters of Credit as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by such Issuer, each Bank shall be unconditionally and irrevocably obligated, without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse such Issuer on demand for (i) such Bank’s Pro Rata Share of the amount of each payment made by such Issuer under each Letter of Credit to the extent such amount is not reimbursed by the Company pursuant to Section 2.16(f) below, plus (ii) interest on the foregoing amount, for each day from the date of the applicable payment by such Issuer to the date on which such Issuer is reimbursed by such Bank for its Pro Rata Share thereof, at a rate per annum equal to the Federal Funds Effective Rate or, beginning on third Business Day after demand for such amount by such Issuer, the rate applicable to Floating Rate Advances.

(f)  Reimbursement by Company. The Company shall be irrevocably and unconditionally obligated to reimburse each Issuer on or before the applicable Letter of Credit Payment Date for any amount to be paid by such Issuer upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind; provided that the Company shall not be precluded from asserting any claim for direct (but not consequential) damages suffered by the Company to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of such Issuer in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (ii) such Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. All such amounts paid by the applicable Issuer and remaining unpaid by the Company shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Floating Rate Advances. Each Issuer will pay to each Bank ratably in accordance with its Pro Rata Share all amounts received by it from the Company for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit issued by such Issuer, but only to the extent such Bank made payment to such Issuer in respect of such Letter of Credit pursuant to Section 2.16(e).

(g)  Obligations Absolute. The Company’s obligations under this Section 2.16 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company may have or have had against the applicable Issuer, any Bank or any beneficiary of a Letter of Credit. The Company further agrees with each Issuer and the Banks that no Issuer or Bank shall be responsible for, and the Company’s Reimbursement Obligation in respect of any Letter of Credit shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Company, any of its Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of the Company or of any of its Affiliates against the beneficiary of any Letter of Credit or any such transferee. No Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Company agrees that any action taken or omitted by the applicable Issuer or any Bank under or in connection with any Letter of Credit and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Company and shall not put such Issuer or any Bank under any liability to the Company. Nothing in this Section 2.16(g) is intended to limit the right of the Company to make a claim against the applicable Issuer for damages as contemplated by the proviso to the first sentence of Section 2.16(f).

(h)  Actions of Issuer. Each Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Issuer. Each Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.16, each Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and any future holder of a participation in any applicable Letter of Credit.

(i)  Indemnification. The Company agrees to indemnify and hold harmless each Bank, the applicable Issuer and the Administrative Agent, and their respective directors, officers, agents and employees, from and against any and all claims and damages, losses, liabilities, costs or expenses which such Bank, such Issuer or the Administrative Agent may incur (or which may be claimed against such Bank, such Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including any claims, damages, losses, liabilities, costs or expenses which such Issuer may incur by reason of or in connection with (i) the failure of any other Bank to fulfill or comply with its obligations to such Issuer hereunder (but nothing herein contained shall affect any right the Company may have against any defaulting Bank) or (ii) by reason of or on account of such Issuer issuing any Letter of Credit which specifies that the term “Beneficiary” therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such Issuer, evidencing the appointment of such successor Beneficiary; provided that the Company shall not be required to indemnify any Bank, the applicable Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of such Issuer in determining whether a request presented under any Letter of Credit issued by such Issuer complied with the terms of such Letter of Credit or (y) such Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 2.16(i) is intended to limit the obligations of the Company under any other provision of this Agreement.

(j)  Banks’ Indemnification. Each Bank shall, ratably in accordance with its Pro Rata Share, indemnify each applicable Issuer and its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Company) against any cost, expense (including reasonable counsel fees and charges), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or such Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit) that such indemnitees may suffer or incur in connection with this Section 2.16 or any action taken or omitted by such indemnitees hereunder.

(k)  LC Collateral Account. The Company agrees that it will establish on the Termination Date (or on such earlier date as may be required pursuant to Section 8.02), and thereafter maintain so long as any Letter of Credit is outstanding or any amount is payable to any Issuer or the Banks in respect of any Letter of Credit, a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Section 10.02, in the name of the Company but under the sole dominion and control of the Administrative Agent, for the benefit of the Banks, and in which the Company shall have no interest other than as set forth in Section 8.02. The Company hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Banks and the Issuers, a security interest in all of the Company’s right, title and interest in and to all funds which may from time to time be on deposit in the LC Collateral Account, to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the LC Collateral Account in certificates of deposit of U.S. Bank having a maturity not exceeding 30 days. If funds are deposited in the LC Collateral Account pursuant to this Section 2.16(k) and the provisions of Section 8.02 are not applicable, then the Administrative Agent shall release from the LC Collateral Account to the Company, upon the expiration or termination of, or any reduction in the amount available under, any Letter of Credit, an amount equal to the excess (if any) of all funds in the LC Collateral Account over the Letter of Credit Obligations.

(l)  Rights as a Bank. In its capacity as a Bank, each Issuer shall have the same rights and obligations as any other Bank.

ARTICLE III

YIELD PROTECTION; TAXES

3.01  Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank, any applicable Lending Installation or any Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)  subjects any Bank, any applicable Lending Installation or any Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Bank in respect of its Eurodollar Loans or Letters of Credit or participations therein, or

(b)  imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank, any applicable Lending Installation or any Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(c)  imposes any other condition the result of which is to increase the cost to any Bank, any applicable Lending Installation or any Issuer of making, funding or maintaining its Eurodollar Loans or of issuing or participating in Letters of Credit or reduces any amount receivable by any Bank or any applicable Lending Installation in connection with Letters of Credit or Eurodollar Loans, or requires any Bank, any applicable Lending Installation or any Issuer to make any payment calculated by reference to the amount of Letters of Credit or Eurodollar Loans held or interest received by it, by an amount deemed material by such Bank or such Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to such Bank, the applicable Lending Installation or any Issuer of making or maintaining its Eurodollar Loans, Letters of Credit or Commitment or to reduce the return received by such Bank, the applicable Lending Installation or such Issuer in connection with such Eurodollar Loans, Letters of Credit or Commitment, then, within 15 days of demand by such Bank or such Issuer, the Company shall pay such Bank or such Issuer such additional amount or amounts as will compensate such Bank or such Issuer for such increased cost or reduction in amount received.

3.02  Changes in Capital Adequacy Regulations. If any Bank or any Issuer determines the amount of capital required or expected to be maintained by such Bank, any Lending Installation of such Bank, such Issuer or any corporation controlling such Bank or such Issuer is increased as a result of a Change, then, within 15 days of demand by such Bank or such Issuer, the Company shall pay such Bank or such Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Bank or such Issuer determines is attributable to this Agreement, its Loans, its Letters of Credit (or participations therein) or its Commitment to make Loans or to issue or participate in Letters of Credit hereunder (after taking into account such Bank’s policies as to capital adequacy). “Change” means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Bank, any Lending Installation, any Issuer or any corporation controlling any Bank or any Issuer. “Risk-Based Capital Guidelines” means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.03  Availability of Types of Advances. If (a) any Bank determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or (b) if the Majority Banks determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and, in the case of clause (a) only, require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.04.

3.04  Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Company for any reason other than default by the Banks, the Company will indemnify each Bank for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.05  Taxes. (a) All payments by the Company to or for the account of any Bank, any Issuer or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Bank, any Issuer or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.05) such Bank, such Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Company shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(b)  In addition, the Company hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder, under any Note or under any Letter of Credit Application or from the execution or delivery of, or otherwise with respect to, this Agreement, any Note or any Letter of Credit Application (“Other Taxes”).

(c)  The Company hereby agrees to indemnify the Administrative Agent, each Bank and each Issuer for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.05) paid by the Administrative Agent, such Bank or such Issuer and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, such Bank or such Issuer makes demand therefor pursuant to Section 3.06.

(d)  Each Bank that is not incorporated under the laws of the United States or a state thereof (each a “Non-U.S. Bank”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to each of the Company and the Administrative Agent two duly completed copies of IRS Form W-8BEN or W-8ECI, certifying in either case that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Company and the Administrative Agent an IRS Form W-8ECI or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Bank further undertakes to deliver to each of the Company and the Administrative Agent (x) renewals or additional copies of each such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Company or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States Federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form or amendment with respect to it and such Bank advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States Federal income tax.

(e)  For any period during which a Non-U.S. Bank has failed to provide the Company with an appropriate form pursuant to clause (d) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Bank shall not be entitled to indemnification under this Section 3.05 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Bank which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d) above, the Company shall take such steps as such Non-U.S. Bank shall reasonably request to assist such Non-U.S. Bank to recover such Taxes.

(f)  Any Bank that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g)  If the IRS or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or properly completed, because such Bank failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Banks under this Section 3.05(g) shall survive the payment of the Obligations and termination of this Agreement.

3.06  Bank Statements; Survival of Indemnity. To the extent reasonably possible, each Bank shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Company to such Bank under Sections 3.01, 3.02 and 3.05 or to avoid the unavailability of Eurodollar Advances under Section 3.03, so long as such designation is not, in the judgment of such Bank, disadvantageous to such Bank. Each Bank or each Issuer, as applicable, shall deliver a written statement of such Bank or such Issuer to the Company (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.01, 3.02, 3.04 or 3.05. Such written statement shall set forth in reasonable detail the calculations upon which such Bank or such Issuer determined such amount and shall be final, conclusive and binding on the Company in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Bank funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Bank or any Issuer shall be payable on demand after receipt by the Company of such written statement. The obligations of the Company under Sections 3.01, 3.02, 3.04 and 3.05 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.01  Initial Credit Extension. The obligation of the Banks and the Issuers to make the initial Credit Extension is subject to the following conditions precedent (unless all of the Banks, in their sole and absolute discretion, shall agree otherwise):

(a)  The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Officer, each dated as of the date of this Agreement and each in form and substance satisfactory to the Administrative Agent and the Banks (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

(1)  at least one executed counterpart of this Agreement, together with arrangements satisfactory to Administrative Agent for additional executed counterparts, sufficient in number for distribution to the Banks and the Company;

(2)  Notes payable to the order of each of the Banks signatories hereto, each in a principal amount equal to such Bank’s Commitment;

(3)  copies of the resolutions of the Board of Directors or the executive committee of the Company approving and authorizing the execution, delivery and performance by the Company of the Loan Documents to which it is a party, certified as of the date of this Agreement by the Secretary or an Assistant Secretary of the Company;

(4)  a certificate of the Secretary or Assistant Secretary of the Company, certifying the names, titles and true signatures of the Responsible Officers and any other officers of the Company authorized to execute and deliver the Loan Documents to which it is a party, upon which certificate the Administrative Agent, the Issuers and the Banks shall be entitled to rely until informed of any change in writing by the Company;

(5)  copies of the articles or certificate of incorporation of the Company as in effect on the date of this Agreement and the bylaws of the Company as in effect on the date of this Agreement, certified by the Secretary or Assistant Secretary of the Company as of the date of this Agreement;

(6)  a good standing certificate for the Company from the Secretary of State of its state of incorporation;

(7)  the Opinions of Counsel;

(8)  a certificate signed by a Responsible Officer certifying that the conditions specified in Sections 4.01(d), 4.01(e) and 4.01(g) have been satisfied;

(9)  written money transfer instructions, in substantially the form of Exhibit D, addressed to the Administrative Agent and signed by a Responsible Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;

(10)  if the initial Credit Extension will be the issuance of a Letter of Credit, a properly completed Letter of Credit Application; and

(11)  such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(b)  All obligations of the Company under the Existing Credit Agreement (other than contingent obligations with respect to Existing Letters of Credit) shall have been paid in full, and the Existing Credit Agreement shall have terminated.

(c)  Attorney Costs of U.S. Bank to the extent invoiced prior to or on the Execution Date, plus such additional amounts of Attorney Costs as shall constitute U.S. Bank’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and U.S. Bank) shall have been paid.

(d)  The representations and warranties of the Company contained in Article V shall be true and correct in all material respects.

(e)  The Company shall be in compliance with all the terms and provisions of the Loan Documents, and, after giving effect to the initial Advance, no Default or Event of Default shall exist.

(f)  The Company shall have paid to the Administrative Agent for the account of the Banks such upfront fees as have been agreed to by the Company, the Administrative Agent and the Co-Lead Arrangers pursuant to the Fee Letter.

(g)  There shall have occurred since December 31, 2004 no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect.

4.02  Each Credit Extension. The obligation of the Banks and the Issuers to make any Credit Extension (including the initial Credit Extension) is subject to the following conditions precedent:

(a)  the representations and warranties of the Company contained in Article V (except (i) in the case of a conversion or continuation, the representations set forth in Sections 5.05, 5.11(b) and 5.12 and in the second and third sentences of Section 5.14 and (ii) in the case of a Loan the proceeds of which will be used to pay maturing commercial paper of the Company, the representations set forth in Sections 5.05(b) and 5.11(b)) are true and correct in all material respects as though made on and as of the date of such Credit Extension (except to the extent such representations and warranties expressly refer to an earlier date, in which case they are true and correct as of such earlier date);

(b)  no Default or Event of Default exists or would result from such Credit Extension; and

(c)  the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or Majority Banks reasonably may require.

On the date of each Credit Extension, the Company shall be deemed to have represented and warranted that the representations and warranties contained in Article V (except (x) in the case of a conversion or continuation, the representations set forth in Sections 5.05, 5.11(b) and 5.12 and in the second and third sentences of Section 5.14 and (y) in the case of a Loan the proceeds of which will be used to pay maturing commercial paper of the Company, the representations set forth in Sections 5.05(b) and 5.11(b)) are true and correct in all material respects as though made on and as of the date of such Credit Extension (except to the extent such representations and warranties expressly refer to an earlier date, in which case they are true and correct as of such earlier date).

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Administrative Agent, each Issuer and each Bank that:

5.01  Existence and Power; Standing; Compliance With Laws. The Company and each of its Subsidiaries: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) with respect to the Company, to execute, deliver, and perform its obligations under the Loan Documents; (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and (d) is in compliance with all Requirements of Law; except, in each case referred to in clauses (a) (other than with respect to the Company), (b)(i), (c) and (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02  Corporate Authorization; No Contravention or Conflict. The execution, delivery and performance by the Company of this Agreement and each other Loan Document to which the Company is a party, have been duly authorized by all necessary corporate action, and do not and will not: (a) contravene the terms of any of the Company’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or (c) violate any Requirement of Law.

5.03  Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of the Agreement or any other Loan Document.

5.04  Validity and Binding Effect. This Agreement and each other Loan Document to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.05  Litigation; Environmental Claims. Except as set forth in the Company’s financial statements dated June 30, 2005, there are, as of the Execution Date, no actions, suits, proceedings, claims (including Environmental Claims) or disputes pending, or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or by or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which: (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or (b) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

5.06  No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Execution Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Execution Date, create an Event of Default under Section 8.01(e).

5.07  ERISA Compliance.

(a)  Each Plan is in compliance in all material respects with ERISA, the Code and other applicable federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the best knowledge of the Company, nothing has occurred which would or could reasonably be expected to cause the loss of such qualification of any such Plan or related trust.

(b)  There are no pending or, to the best knowledge of the Company, threatened claims (other than routine claims for benefits in the ordinary course), actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. To the best knowledge of the Company, there has been no prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA or other material violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)  No Reportable Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan.

(d)  The aggregate Unfunded Pension Liability for all Pension Plans (calculated based on the most recent actuarial report for each Pension Plan) does not exceed $15,000,000.

(e)  Neither the Company nor any ERISA Affiliate has incurred nor does it reasonably expect to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

(f)  Neither the Company nor any ERISA Affiliate has transferred any Unfunded Pension Liability to any Person or otherwise engaged in a transaction that could be subject to Section 4069 of ERISA.

(g)  Neither the Company nor any ERISA Affiliate has incurred nor reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan.

5.08  Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.11 and Section 7.06. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Margin Stock constitutes less than 25% of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

5.09  Title to Properties. To the Company’s knowledge, without having undertaken any search of real property records for this purpose, the Company and each Subsidiary have good and sufficient title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, and good title to all other property and assets reflected in the Company’s most recent consolidated financial statements provided to the Banks as owned by the Company and its Subsidiaries, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Execution Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

5.10  Taxes. The Company and its Subsidiaries have filed all federal and other tax returns and reports required to be filed, and have paid all federal and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and except those the failure to file or pay which would not have a Material Adverse Effect. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

5.11  Financial Condition. (a) The audited consolidated and consolidating financial statements of the Company and its Subsidiaries dated December 31, 2004 and the unaudited consolidated and consolidating financial statements of the Company and its Subsidiaries dated June 30, 2005, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal periods ended on such dates:

(i)  were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein (and subject, in the case of unaudited statements, to the absence of footnotes and to normal year-end adjustments);

(ii)  fairly present the financial condition of the Company and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby; and

(iii)  show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the dates thereof, including liabilities for taxes, material commitments and Contingent Obligations.

(b)  Since December 31, 2004, there has been no Material Adverse Effect.

5.12  Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.13  Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is required to register as an “Investment Company” within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

5.14  Copyrights, Patents, Trademarks and Licenses, etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent that noncompliance would not have a Material Adverse Effect. To the knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person, except to the extent that noncompliance would not have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

5.15  Subsidiaries. As of the Execution Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.15 and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.15.

5.16  Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates, except to the extent that noncompliance would not have a Material Adverse Effect.

5.17  Solvency. The Company is Solvent, and the Company and its Subsidiaries, taken as a whole, are Solvent.

5.18  Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered. It is understood that any financial projections contained in any of the aforementioned materials represent projections based on various assumptions that the Company believes in good faith are reasonable in light of the circumstances and that any such projection of future results of operations may or may not occur and no assurance can be given that any such projected results will be achieved.

5.19  Senior Debt. The Obligations shall be at least pari passu with all other senior unsecured debt of the Company.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Bank has any Commitment hereunder, any Letter of Credit remains outstanding or any Loan or other Obligation remains unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

6.01  Financial Statements. The Company shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Majority Banks, with sufficient copies for each Bank (to be promptly forwarded by the Administrative Agent to each of the Banks upon receipt thereof):

(a)  (i) as soon as available, but in no event later than 120 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2005), a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm (“Independent Auditor”) which opinion shall state that such consolidated financial statements present fairly the financial position and results of operations of the Company and its Subsidiaries at the time and for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records and shall, in respect of all fiscal years beginning with the fiscal year ending December 31, 2005, be delivered to the Administrative Agent pursuant to a letter agreement between the Administrative Agent and Banks and such Independent Auditor substantially in the form of Exhibit E; and

(ii)  as soon as available, but in no event later than 120 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2005), a copy of the unaudited consolidating balance sheet of the Company and its respective Subsidiaries, as of the end of such fiscal year, and the related consolidating statements of income, shareholders’ equity and cash flows as of the end of such fiscal year, certified by a Responsible Officer as fairly presenting, in accordance with GAAP, the financial positions and the results of operations of the Company and its respective Subsidiaries at the time and for the periods indicated;

(b)  as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending September 30, 2005), a copy of the unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and its Subsidiaries at the time and for the periods indicated;

(c)  as soon as available, but not later than 120 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2005), a copy of the audited consolidated balance sheet of each of the Principal Operating Subsidiaries and their respective Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied in each case by the opinion of the Independent Auditor which opinion shall state that such consolidated financial statements present fairly the financial position and the results of operations of the Principal Operating Subsidiaries and their respective Subsidiaries at the time and for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinions shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of any of the Principal Operating Subsidiaries’ or any other Subsidiary’s records and shall, in respect of all fiscal years beginning with the fiscal year ending December 31, 2005, be delivered to the Administrative Agent pursuant to a letter agreement between the Administrative Agent and Banks and such Independent Auditor substantially in the form of Exhibit E; and

(d)  as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending September 30, 2005), a copy of the unaudited consolidated balance sheet of the each of the Principal Operating Subsidiaries and its Subsidiaries, respectively, as of the end of such quarter and the related consolidated statements of income, shareholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial positions and the results of operations of each of the Principal Operating Subsidiaries and its Subsidiaries at the time and for the periods indicated.

6.02  Certificates; Other Information. The Company shall furnish to the Administrative Agent, with sufficient copies for each Bank:

(a)  concurrently with the delivery of the financial statements referred to in subsections 6.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;

(b)  promptly, copies of all financial statements and reports that MDU Resources Group, Inc. sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that MDU Resources Group, Inc. may make to, or file with, the SEC; and

(c)  promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Administrative Agent, at the request of any Bank, may from time to time reasonably request.

6.03  Notices. The Company shall promptly notify the Administrative Agent and each Bank: (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance known to the Company that will become a Default or Event of Default; (b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) any breach or non-performance of, or any default under, a Contractual Obligation of the Company or any of its Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any of its Subsidiaries and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary; including pursuant to any applicable Environmental Laws; (c) of any of the following events affecting the Company, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company with respect to such event: (i) an ERISA Event (other than an event described in clause (c) of the definition of “ERISA Event” which has not resulted and would not reasonably be expected to result in a Material Adverse Effect); (ii) the adoption of any Plan subject to Section 412 of the Code; or (iii) the adoption of any amendment to a Pension Plan or other Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; (d) of any material change in accounting policies or financial reporting practices by the Company or any of its Subsidiaries; (e) of any announcement by any rating agency of any change in any component of the Pricing Rating; (f) of any loan or advance made by the Company to Centennial International; and (g) upon the request from time to time of the Administrative Agent, of the Swap Termination Values, together with a description of the method by which such amounts were determined, relating to any then-outstanding Swap Contracts to which the Company or any of its Subsidiaries is party.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that the Company believes have been or will be breached or violated.

6.04  Preservation of Existence. Subject to transactions permitted by Section 7.02 or Section 7.03, the Company shall, and shall cause each Subsidiary to: (a) preserve and maintain in full force and effect its existence and good standing under the laws of its state or jurisdiction of organization; (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business; (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and (d) preserve or renew all of its registered patents, trademarks, trade names and service marks; except, in each case referred to in clauses (a) through (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.05  Maintenance of Property. Subject to transactions permitted by Section 7.02 or Section 7.03, the Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, except to the extent that noncompliance would not have a Material Adverse Effect.

6.06  Insurance. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as are customarily carried under similar circumstances by such other Persons, except to the extent that noncompliance would not have a Material Adverse Effect, and the Company will furnish to any Bank upon request full information as to the insurance carried within fifteen Business Days.

6.07  Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become payable, all their respective obligations and liabilities, including: (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, except where (i) the same are being contested in good faith by appropriate proceedings and (ii) unless the Company has received an opinion of independent tax counsel that more likely than not neither the Company nor any of its Subsidiaries is liable for such amounts, adequate reserves to the extent required under GAAP are being maintained by the Company or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except to the extent such claims may be contested in good faith by appropriate proceedings or as to which a bona fide dispute may exist or with respect to which adequate reserves to the extent required under GAAP have been taken; and (c) all indebtedness, as and when payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except to the extent such claims may be contested in good faith by appropriate proceedings or as to which a bona fide dispute may exist or with respect to which adequate reserves, to the extent required under GAAP, have been taken; except, in each case referred to in clauses (a) through (c), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.08  Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except such as may be contested in good faith or as to which a bona fide dispute may exist and except to the extent that noncompliance would not reasonably be expected to have a Material Adverse Effect.

6.09  Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiaries. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Administrative Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and (unless there exists an Event of Default, in the presence of one or more officers of the Company, which persons the Company agrees to make available) independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided that when an Event of Default exists, the Administrative Agent or any Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

6.10  Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, except to the extent that noncompliance would not have a Material Adverse Effect.

6.11  Use of Proceeds. The Company shall use the proceeds of the Loans for working capital and other general corporate purposes (including for commercial paper back-up and to fund negotiated Acquisitions and other investments otherwise permitted hereunder) not in contravention of any Requirement of Law or of any Loan Document.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Bank has any Commitment hereunder, any Letter of Credit remains outstanding or any Loan or other Obligation remains unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

7.01  Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary (other than any Project Finance Subsidiary or any International Subsidiary) to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)  any Lien existing on property of the Company or any Subsidiary on the Execution Date and set forth in Schedule 7.01 securing Indebtedness outstanding on such date;

(b)  any Lien created under any Loan Document;

(c)  Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.07;

(d)  carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, operators’ (including Liens arising under operating, pooling or unitizing agreements of a scope and nature customary in the oil and gas industry) or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and for which adequate reserves are maintained on the books of such Person;

(e)  Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business under workers’ compensation laws, unemployment insurance and other social security or retirement benefits, or similar legislation;

(f)  Liens on the property of the Company or its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety, reclamation and appeal bonds, and (iii) other non-delinquent obligations of a like nature, in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

(g)  Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and the aggregate amount of the obligations secured by all such liens for the Company and its Subsidiaries (other than any Project Finance Subsidiary) does not exceed $50,000,000 at any time;

(h)  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

(i)  Liens on assets of Persons which become Subsidiaries after the Execution Date or liens existing on any property acquired by the Company or any Subsidiary at the time such property is acquired, provided that (A) such Liens existed at the time the respective Persons became Subsidiaries or at the time such property was acquired, as applicable, and were not created in anticipation thereof and (B) such Liens shall extend solely to the property so acquired and to identifiable proceeds thereof, and shall not attach to any other property of the Company or its Subsidiaries;

(j)  purchase money security interests on any real or personal property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property;

(k)  Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

(l)  Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

(m)  Liens arising in connection with Securitization Transactions; provided that the amount of all Securitization Obligations shall not at any time exceed $75,000,000;

(n)  Liens on the stock or other equity interests of any Project Finance Subsidiary to secure obligations of such Project Finance Subsidiary (provided that the agreement under which any such Lien is created shall expressly state that it is non-recourse to the pledgor);

(o)  Liens securing Indebtedness of a Subsidiary owed to the Company;

(p)  other Liens securing Indebtedness otherwise permitted herein not exceeding $20,000,000 in the aggregate; and

(q)  any Lien renewing, extending or refunding any Lien permitted by paragraph (a), (i) or (j) of this Section 7.01; provided that (i) the principal amount of the Indebtedness secured by the subject Liens is not increased over the amount of the Indebtedness secured thereby immediately prior to such extension, renewal or refunding, (ii) such Lien is not extended to any other property and (iii) immediately after such extension, renewal or refunding, no Default or Event of Default would exist.

7.02  Disposition of Assets. The Company shall not, and shall not suffer or permit any Subsidiary (other than any Project Finance Subsidiary or any International Subsidiary) to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any assets (including accounts and notes receivable, with or without recourse, and including any interest in any Subsidiary) or enter into any agreement to do any of the foregoing, except:

(i)  dispositions of inventory (including inventory comprised of electric energy, gas, oil, coal, aggregate and other materials and products generated, manufactured, produced, mined or purchased for sale, distribution or use in the ordinary course of business), or used, worn-out, damaged or surplus equipment, all in the ordinary course of business;

(ii)  the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

(iii)  dispositions of assets by the Company or any Subsidiary to the Company or any Subsidiary (other than a Project Finance Subsidiary) pursuant to reasonable business requirements;

(iv)  exchanges of property on which recognition of gain or loss would be exempted from recognition pursuant to section 1031 of the Code; or

(v)  the sale, assignment or other transfer of accounts receivable, lease receivables or other rights to payment pursuant to any Securitization Transaction;

provided that dispositions not prohibited by other provisions of this Agreement and not otherwise permitted by the foregoing which are made for fair market value are permitted so long as (w) at the time of any disposition, no Default or Event of Default shall exist or shall result from such disposition, (x) the aggregate sales price from such disposition shall be paid (1) in cash, (2) in marketable securities that are the subject of widely or regularly distributed standard price quotations, and/or (3) through the issuance of indebtedness by the buyer of such assets; provided that the aggregate outstanding principal amount of all such indebtedness shall not at any time exceed $20,000,000, (y) the aggregate value of all assets so sold by the Company and its Subsidiaries pursuant to clauses (i) through (iv), together, shall not exceed in any fiscal year 20% of total consolidated assets (as determined in accordance with GAAP) of the Company and its Subsidiaries, based upon the most recent financial statements delivered to the Administrative Agent under Section 6.01, and (z) the aggregate amount of all Securitization Obligations shall not at any time exceed $75,000,000; and provided, further, that in no event shall the Company sell, assign, lease, convey, transfer or otherwise dispose of any capital stock or other equity interests in any of the Principal Operating Subsidiaries, except pursuant to a merger or other transaction permitted in accordance with Section 7.03.

7.03  Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary (other than any Project Finance Subsidiary or any International Subsidiary) to, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of, any Person, except:

(a)  any Subsidiary may merge or consolidate with or into (i) the Company, provided that the Company shall be the continuing or surviving corporation, or (ii) any one or more Subsidiaries (other than a Project Finance Subsidiary or an International Subsidiary (unless such merger or consolidation involves only International Subsidiaries)); provided that if (A) any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving entity and (B) any transaction shall involve a Principal Operating Subsidiary, a Principal Operating Subsidiary shall be the continuing or surviving entity;

(b)  the Company and any Subsidiary may convey, transfer, lease or otherwise dispose of all or substantially all of its assets in compliance with the provisions of Section 7.02;

(c)  any Subsidiary may convey, transfer, lease or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or another Wholly-Owned Subsidiary (other than a Project Finance Subsidiary);

(d)  any Subsidiary may merge, consolidate or combine with or into any other Person; provided that the successor formed by such consolidation or combination or the survivor of such merger is a Subsidiary and the Company directly or indirectly through Wholly-Owned Subsidiaries owns at least the same percentage of outstanding stock or other equity interests of the successor or survivor Subsidiary as the Subsidiary involved in the consolidation, combination or merger; and provided, further, that (i) the prior, effective written consent or approval to such consolidation, combination or merger of the board of directors or equivalent governing body of the other party is obtained and (ii) in the case of a merger, consolidation or combination with or into an entity that, if it were a separate Subsidiary of the Company, would be deemed to constitute a Significant Subsidiary, the Pricing Rating would not reasonably be expected to decline below A- or A3 solely as a result thereof; and

(e)  the Company may merge, consolidate or combine with another entity if the Company is the Person surviving the merger, consolidation or combination; provided that (i) the prior, effective written consent or approval to such consolidation, combination or merger of the board of directors or equivalent governing body of the other party is obtained and (ii) in the case of a merger, consolidation or combination with or into an entity that, if it were a separate Subsidiary of the Company, would be deemed to constitute a Significant Subsidiary, the Pricing Rating would not reasonably be expected to decline below A- or A3 solely as a result thereof.

7.04  Loans and Investments. The Company shall not purchase or acquire, or suffer or permit any Subsidiary (other than a Project Finance Subsidiary) to purchase or acquire, or make any legally binding commitment therefor, any capital stock or other equity interests, or any obligations or other securities of, or any interest in, any Person, or make, or make any legally binding commitment to make, any Acquisitions, or make, or make any legally binding commitment to make, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person, including any Affiliate of the Company, except for:

(a)  investments in cash equivalents and short-term marketable securities pursuant to and in accordance with the terms of the Company’s then-current investment policy duly adopted by the board of directors of the Company (the “Investment Policy”);

(b)  investments in capital stock, equity or long-term fixed income securities of any Subsidiary (other than a Project Finance Subsidiary) that is not a Wholly-Owned Subsidiary, or otherwise undertaken in accordance with the Investment Policy, which do not in the aggregate exceed $50,000,000 in value at any time (value for this purpose being defined as the greatest of face value, market value or original cost to the Company or any Subsidiary);

(c)  extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(d)  subject to Section 7.13, advances, loans and other extensions of credit by the Company to any of its Wholly-Owned Subsidiaries (other than a Project Finance Subsidiary) or by any of its Wholly-Owned Subsidiaries to another of its Wholly-Owned Subsidiaries (other than a Project Finance Subsidiary);

(e)  equity investments in or capital contributions to any Wholly-Owned Subsidiary (other than a Project Finance Subsidiary) by the Company or any of its Wholly-Owned Subsidiaries;

(f)  investments incurred in order to consummate Acquisitions; provided that such Acquisitions are undertaken in accordance with all material applicable Requirements of Law and the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained;

(g)  investments in, Guaranty Obligations in respect of, or advances, loans, extensions of credit or capital contributions to, any Project Finance Subsidiary; provided that, notwithstanding any other provision of this Section 7.04, the aggregate amount of all such investments, Guaranty Obligations, advances, loans, extensions of credit and capital contributions (without giving effect to any changes in the value thereof after the making thereof) shall not in the aggregate exceed $75,000,000 in value at any time (value for this purpose being defined as the original cost to the Company or any Subsidiary);

(h)  investments in the MDU Resources Group, Inc. Benefits Protection Trust in accordance with past practice of the Company; or

(i)  other investments; provided that the value of the aggregate amount of investments permitted by this clause (i) shall not exceed 15% of Consolidated Net Worth at any time.

Nothing contained in this Section 7.04 (other than clause (g) hereof) shall prohibit the Company or any Subsidiary from incurring Guaranty Obligations to the extent permitted by Section 7.11 and Section 7.13.

7.05  Transactions with Affiliates. The Company shall not enter into any material transaction or arrangement or series of related transactions or arrangements that in the aggregate would be material with any Affiliate of the Company, and the Company shall not suffer or permit any Subsidiary (other than a Project Finance Subsidiary) to enter into any material transaction or arrangement or series of related transactions or arrangements that in the aggregate would be material with any Affiliate of the Company other than another Subsidiary of the Company that is a Wholly-Owned Subsidiary (but which is not a Project Finance Subsidiary), except (i) upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtained, taking into account all facts and circumstances, in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such Subsidiary, (ii) in connection with any transaction permitted by Section 7.04(g), or (iii) (A) in the ordinary course and pursuant to the reasonable requirements of the business of Williston Basin Interstate Pipeline Company (“Williston Basin”) as may be required by the Federal Energy Regulatory Commission or other appropriate Governmental Authorities having jurisdiction over Williston Basin, or (B) pursuant to the Asset Purchase Agreement, dated August 6, 1982, by and between Montana-Dakota Utilities Co. (“Montana-Dakota”) and Williston Basin, as amended by Amendment to the Asset Purchase Agreement, dated January 21, 1985, entered into in furtherance of the Revised Stipulation and Agreement of Settlement in FERC Docket No. CP82-487-000 et al. (the “Settlement Agreement”), to the extent that Article Twelve thereof requires Williston Basin, if and when it implements a pricing mechanism for Williston Basin owned production which results in prices higher than cost-of-service pricing for such production, to make a payment to Montana-Dakota which is equal in amount to the adjustment made by Montana-Dakota pursuant to Section 10.1 of such Settlement Agreement; provided that all such transactions and agreements permitted by this clause (iii) do not, individually or in the aggregate, result in a Material Adverse Effect.

7.06  Use of Proceeds. The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (a) to purchase or carry Margin Stock, (b) to repay or otherwise refinance Indebtedness of the Company or others incurred to purchase or carry Margin Stock, (c) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (d) to make any Acquisition that is opposed by either the board of directors or similar governing body, or by stockholders or other equity holders possessing a majority of the voting power of the outstanding voting stock or other equity interests, as the case may be, of the entity that is subject to, or whose assets are the subject of, such Acquisition.

7.07  Joint Ventures. The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any Joint Venture that is or will be engaged in any line of business other than (a) businesses engaged in by MDU Resources Group, Inc. and its Subsidiaries as of the date of this Agreement, or (b) businesses closely related to any business engaged in by MDU Resources Group, Inc. and its Subsidiaries as of the date of this Agreement.

7.08  Restricted Payments. The Company shall not, and shall not suffer or permit any Subsidiary (other than a Project Finance Subsidiary) to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock or other equity interests, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any other equity interests or any warrants, rights or options to acquire such shares or other equity interests, now or hereafter outstanding; except that (a) any Subsidiary may declare and pay dividends or make distributions to the Company or a Wholly-Owned Subsidiary, and (b) the Company or any Subsidiary may:

(i)  declare and make dividend payments or other distributions payable solely in its common stock or other equity interests;

(ii)  purchase, redeem or otherwise acquire shares of its common stock or other equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other equity interests; and

(iii)  declare or pay cash dividends or other distributions to its equity holders and purchase, redeem or otherwise acquire shares of its capital stock or other equity interests or warrants, rights or options to acquire any such shares or other equity interests for cash up to 100% of the consolidated net income after taxes of the Company or Subsidiary, as the case may be, arising during the immediately preceding fiscal year and computed on a cumulative consolidated basis; provided that, immediately after giving effect to such proposed action, no Default or Event of Default would exist.

7.09  Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by MDU Resources Group, Inc. and its Subsidiaries on the date hereof.

7.10  Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company.

7.11  Maximum Company Capitalization Ratio. The Company shall not permit the Company’s Capitalization Ratio to exceed 65% as of the end of any fiscal quarter during the term hereof.

7.12  Minimum Interest Coverage Ratio. The Company shall not permit the ratio of EBITDA to Interest Expense, in each case calculated for the period of four consecutive fiscal quarters ending on the date of calculation, to be less than 2.50:1.00 as of the last day of any fiscal quarter during the term hereof.

7.13  Limitation on Subsidiary Indebtedness. The Company will not permit any Subsidiary of the Company to, directly or indirectly, create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness other than:

(i)  Indebtedness outstanding on the date hereof and disclosed in Schedule 7.13; provided that such Indebtedness may not be extended, renewed or refunded except as otherwise permitted by this Agreement;

(ii)  Indebtedness in respect of unsecured surety bonds incurred in the ordinary course of business;

(iii)  Indebtedness of a Subsidiary owed to the Company or any Wholly-Owned Subsidiary (other than a Project Finance Subsidiary);

(iv)  Indebtedness under Covered Contracts;

(v)  Indebtedness of Williston Basin to the extent such Indebtedness does not exceed $100,000,000;

(vi)  Indebtedness of a Project Finance Subsidiary for which neither the Company nor or any other Subsidiary (other than another Project Finance Subsidiary) has any liability (other than pursuant to Liens permitted by Section 7.01(n) or to the extent permitted by Section 7.04); and

(vii)  Indebtedness of a Subsidiary (other than a Project Finance Subsidiary) in addition to that otherwise permitted by the foregoing provisions of this Section 7.13; provided that on the date the Subsidiary incurs or otherwise becomes liable with respect to any such additional Indebtedness and immediately after giving effect thereto and to the concurrent retirement of any other Indebtedness, (A) no Default or Event of Default exists and (B) the total amount of all Indebtedness described in this subparagraph 7.13(vii) outstanding does not exceed $50,000,000.

For purposes of this Section 7.13, any Person becoming a Subsidiary after the date hereof shall be deemed, at the time it becomes a Subsidiary, to have incurred all of its then outstanding Indebtedness, and any Person extending, renewing or refunding any Indebtedness shall be deemed to have incurred such Indebtedness at the time of such extension, renewal or refunding. Notwithstanding any provision of this Agreement to the contrary, the Company will not at any time permit (a) the sum of (i) the aggregate stated amount of all Letters of Credit issued jointly for the account of the Company and Centennial International plus (ii) the aggregate amount of all intercompany loans and other advances made by the Company or any Subsidiary (other than any International Subsidiary) to the International Subsidiaries to at any time exceed $100,000,000 or (b) the aggregate outstanding principal amount of consolidated Indebtedness of the International Subsidiaries (including with respect to intercompany loans and advances (other than any loan or advance made by any International Subsidiary) and Letters of Credit) to exceed 10% of the result of (i) Consolidated Net Worth less (ii) the aggregate book value of the consolidated intangible assets of the Company and its Subsidiaries.

7.14  Agreements Restricting Subsidiary Dividends. With the exception of (a) the referenced sections of the existing agreements specified in Schedule 7.14, (b) Organization Documents of any Subsidiary and Requirements of Law and (c) agreements, instruments or other documents, evidencing Indebtedness and/or Contingent Obligations having an aggregate principal amount not in excess of $15,000,000, to which any Person which becomes a Subsidiary after the Execution Date and which, together with all other Subsidiaries of the Company which became Subsidiaries after the Execution Date that are parties to such agreements, instruments or documents, would, if a single Subsidiary of the Company, be a Significant Subsidiary (a “Restricted Future Subsidiary”) is a party, that existed at the time the Person became a Subsidiary and were not entered into in anticipation thereof, the Company agrees that it will not, and it will not permit any Person that, as of the Execution Date, is a Subsidiary or any Restricted Future Subsidiary (other than any Project Finance Subsidiary) to, be a party to or enter into any agreement, instrument or other document which contractually prohibits or restricts the ability of any Subsidiary to pay dividends or make any other similar distributions to the Company or any of its wholly-owned Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

7.15  Activities of International Subsidiaries. The Company agrees that it will not permit any International Subsidiary, directly or indirectly, to be primarily engaged in the ownership or financing of assets located in, or to conduct the primary portion of its operations in, the United States.

ARTICLE VIII

EVENTS OF DEFAULT

8.01  Event of Default. Any of the following shall constitute an “Event of Default”:

(a)  Non-Payment. The Company fails to pay (i) within two days after the same becomes due, any amount of principal of any Loan or any Reimbursement Obligations, (ii) within five days after the same becomes due, any interest or fee hereunder, or (iii) within five days after the same becomes due pursuant to delivery of a written demand therefor by the Administrative Agent or any Bank, any other amount payable hereunder or under any other Loan Document; or

(b)  Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein or in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

(c)  Specific Defaults. (i) The Company fails to perform or observe any term, covenant or agreement contained in Article VII; or (ii) the Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.04(a) (with respect to the Company) or 6.09 and such failure continues for a period of three days after the date such performance or observance is first required; or

(d)  Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Bank; or

(e)  Cross-Default. The Company or any Subsidiary (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(f)  Insolvency; Voluntary Proceedings. The Company or any Subsidiary (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g)  Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against a substantial part of the Company’s or any Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h)  ERISA. (i) An ERISA Event or ERISA Termination Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of 10% of Consolidated Net Worth; (ii) the commencement or increase of contributions to, or the adoption of or the amendment of, a Pension Plan by the Company or an ERISA Affiliate which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of 10% of Consolidated Net Worth; or (iii) the Company or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(i)  Judgments. (x) One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) of $15,000,000 or more; or (y) any non-monetary final judgment is entered against the Company or any Subsidiary that has, or could reasonably be expected to have, a material adverse effect on the ability of the Company to perform its obligations under the Loan Documents; and in either case, the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 45 days after the entry thereof; or

(j)  Change of Control. There occurs any Change of Control; or

(k)  Invalidity of Loan Documents. Any Loan Document ceases to be in full force and effect or the Company contests in any manner the validity or enforceability thereof.

8.02  Remedies. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Banks,

(a)  declare the commitment of each Bank to make Loans and of the Issuers to issue Letters of Credit to be suspended or terminated, whereupon such commitments shall be suspended or terminated, as applicable;

(b)  declare all or any part of the Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;

(c)  exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law; and/or

(d)  upon notice to the Company and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Company to pay, and the Company will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent an amount in immediately available funds equal to the excess of (i) the amount of Letter of Credit Obligations at such time over (ii) the amount on deposit in the LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”), which funds shall be deposited and held in the LC Collateral Account;

provided that upon the occurrence of any event specified in subsection (f) or (g) of Section 8.01 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans and the obligation and power of each Issuer to issue Letters of Credit shall automatically terminate and the Obligations shall automatically become due and payable without further act of the Administrative Agent or any Bank and the Company will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent the Collateral Shortfall Amount; provided, further, that if, within 30 days after acceleration of the Obligations or termination of the obligations of the Banks to make Loans and of the Issuers to issue Letters of Credit as a result of any Event of Default (other than any Event of Default as described in subsection (f) or (g) of Section 8.01 with respect to the Company) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Majority Banks (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Company, rescind and annul such acceleration and/or termination.

ARTICLE IX

THE ADMINISTRATIVE AGENT

9.01  Appointment; Nature of Relationship. (a) U.S. Bank is hereby appointed by each of the Banks as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Banks irrevocably authorizes the Administrative Agent to act as the contractual representative of such Bank with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article IX. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Bank by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Banks with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Banks’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Banks, (ii) is a “representative” of the Banks within the meaning of Section 9-102 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Banks hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Bank hereby waives.

(b)  Each Issuer shall act on behalf of the Banks with respect to any Letter of Credit issued by it and the documents associated therewith. Each Issuer shall have all of the benefits and immunities provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by such Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article IX, included such Issuer with respect to such acts or omissions and as additionally provided in this Agreement with respect to such Issuer.

9.02  Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Banks, or any obligation to the Banks to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

9.03  General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Company or any Bank for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

9.04  No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Bank; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Company or any guarantor of any of the Obligations or of any of the Company’s or any such guarantor’s respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Banks information that is not required to be furnished by the Company to the Administrative Agent at such time, but is voluntarily furnished by the Company to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

9.05  Action on Instructions of Banks. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Majority Banks, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. The Banks hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Majority Banks. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

9.06  Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Banks and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

9.07  Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Section 4.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

9.08  Administrative Agent’s Reimbursement and Indemnification. The Banks agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Company for which the Administrative Agent is entitled to reimbursement by the Company under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Bank or between two or more of the Banks) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Bank or between two or more of the Banks), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided that (i) no Bank shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.05(g) shall, notwithstanding the provisions of this Section 9.08, be paid by the relevant Bank in accordance with the provisions thereof. The obligations of the Banks under this Section 9.08 shall survive payment of the Obligations and termination of this Agreement.

9.09  Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to a Default or Event of Default arising from the non-payment of principal, interest or fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent has received written notice from a Bank or the Company referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Banks.

9.10  Rights as a Bank. If the Administrative Agent is a Bank, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Bank and may exercise the same as though it were not the Administrative Agent, and the term “Bank” or “Banks” shall, at any time when the Administrative Agent is a Bank, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Affiliates in which the Company or such Affiliates is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Bank.

9.11  Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Co-Lead Arranger, any Issuer or any other Bank and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Co-Lead Arranger, any Issuer or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

9.12  Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Company, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, 45 days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Majority Banks, such removal to be effective on the date specified by the Majority Banks; provided that the Administrative Agent may not be removed unless the Administrative Agent (in its individual capacity) and any affiliate thereof acting as Issuer is relieved of all of its duties as Issuer pursuant to documentation reasonably satisfactory to such Person on or prior to the date of such removal. Upon any such resignation or removal, the Majority Banks shall have the right to appoint, on behalf of the Company and the Banks, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Banks within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Company and the Banks, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Company or any Bank, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Banks may perform all the duties of the Administrative Agent hereunder and the Company shall make all payments in respect of the Obligations to the applicable Bank and for all other purposes shall deal directly with the Banks. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article IX shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. If there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 9.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

9.13  Administrative Agent’s and Co-Lead Arrangers’ Fees. The Company agrees to pay to the Administrative Agent and to the Co-Lead Arrangers, for their respective accounts, the fees agreed to by the Company, the Administrative Agent and the Co-Lead Arrangers pursuant to the letter agreement dated August 26, 2005, or as otherwise agreed from time to time.

9.14  Delegation to Affiliates. The Company and the Banks agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles VIII and IX.

9.15  Other Agents. No Co-Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, no Co-Syndication Agent or Co-Documentation Agent shall have or be deemed to have a fiduciary relationship with any Bank. Each Bank hereby makes the same acknowledgments with respect to each Co-Syndication Agent and Co-Documentation Agent as it makes with respect to the Administrative Agent in Section 9.11.

ARTICLE X

MISCELLANEOUS

10.01  Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by the Administrative Agent at the written request of the Majority Banks) and the Company and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and the Company and acknowledged by the Administrative Agent, do any of the following:

(a)  increase or extend the Commitment (except pursuant to Section 2.04(c)(B)), or amend or modify the Pro Rata Share, of any Bank (or reinstate any Commitment terminated pursuant to Section 8.02);

(b)  postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

(c)  reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan Document;

(d)  change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder;

(e)  amend this Section, the definition of “Majority Banks,”Section 10.10, Article IV, Article IX or any provision herein providing for consent or other action by all Banks; or

(f)  release any funds from the LC Collateral Account, except to the extent that such release is expressly permitted hereunder;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (ii) no amendment of any provision of this Agreement relating to any Issuer shall be effective without the written consent of such Issuer and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the respective parties thereto.

10.02  Notices. Except as otherwise permitted by Section 2.10 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Company or the Administrative Agent, at its address or facsimile number set forth in Schedule 10.02, (y) in the case of any Bank, at its address or facsimile number set forth in Schedule 10.02 or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received. The Company, the Administrative Agent and any Bank may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

10.03  No Waiver; Cumulative Remedies. The rights, powers, privileges and remedies of the Administrative Agent, the Banks and the Issuers provided herein or in any other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by law or equity or under any other instrument, document or agreement now existing or hereafter arising. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Bank or any Issuer, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.04  Several Obligations; Benefits of this Agreement. The respective obligations of the Banks hereunder are several and not joint and no Bank shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Bank to perform any of its obligations hereunder shall not relieve any other Bank from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided that the parties hereto expressly agree that the Co-Lead Arrangers shall enjoy the benefits of the provisions of Sections 9.11, 10.05 and 10.21 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

10.05  Expenses; Indemnification. (i) The Company shall reimburse the Administrative Agent and the Co-Lead Arrangers for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Co-Lead Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Company also agrees to reimburse the Administrative Agent, each Co-Lead Arranger, each Issuer and each Bank for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, such Co-Lead Arranger or such Bank) paid or incurred by the Administrative Agent, such Co-Lead Arranger, such Issuer or such Bank in connection with the collection and enforcement of the Loan Documents.

(ii)  The Company hereby further agrees to indemnify the Administrative Agent, each Co-Lead Arranger, each Issuer, each Bank, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, any Co-Lead Arranger, any Issuer, any Bank or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party, or the party’s affiliates, seeking indemnification. The obligations of the Company under this Section 10.05 shall survive the termination of this Agreement.

10.06  Marshalling; Payments Set Aside. None of the Administrative Agent, the Banks or the Issuers shall be under any obligation to marshall any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment to the Administrative Agent, the Banks or the Issuers, or the Administrative Agent, the Banks or the Issuers exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Bank or such Issuer in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

10.07  Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Administrative Agent, the Company, the Banks and the Issuers and their respective successors and assigns, except that (i) the Company shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Bank must be made in compliance with Section 10.08. The parties to this Agreement acknowledge that clause (ii) of this Section 10.07 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Bank of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Bank which is a fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided that no such pledge or assignment creating a security interest shall release the transferor Bank from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 10.08. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 10.08; provided that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

10.08  Participations; Assignments, etc. (a) Permitted Participants; Effect. Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank or any other interest of such Bank under the Loan Documents. Upon any such sale by a Bank of participating interests to a Participant, such Bank’s obligations under the Loan Documents shall remain unchanged, such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, such Bank shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Company under this Agreement shall be determined as if such Bank had not sold such participating interests, and the Company and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under the Loan Documents.

(b)  Voting Rights. Each Bank shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver which requires the unanimous consent of all Banks under Section 10.01.

(c)  Benefit of Setoff. The Company agrees that each Participant shall be deemed to have the right of setoff provided in Section 10.10 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Bank under the Loan Documents; provided that each Bank shall retain the right of setoff provided in Section 10.10 with respect to the amount of participating interests sold to each Participant. The Banks agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 10.10, agrees to share with each Bank, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 10.10 as if each Participant were a Bank.

(d)  Permitted Assignments. Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more Eligible Assignees (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Any assignment shall be made pursuant to a document substantially in the form of Exhibit F or in such other form as may be agreed to by the parties thereto. The consent of the Company and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Bank or an Affiliate thereof; provided that if a Default or an Event of Default has occurred and is continuing, the consent of the Company shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Bank or an Affiliate thereof shall (unless each of the Company and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Bank’s Commitment (calculated as at the date of such assignment) or outstanding Loans (if such Commitment has been terminated).

(e)  Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Annex I to Exhibit F (a “Notice of Assignment”), together with any consents required by Section 10.08(d), and (ii) payment of a $4,000 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Bank party to this Agreement and any other Loan Document executed by or on behalf of the Banks and shall have all the rights and obligations of a Bank under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Company, the Banks or the Administrative Agent shall be required to release the transferor Bank with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 10.08(e), the transferor Bank, the Administrative Agent and the Company shall, if the transferor Bank or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Bank and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

(f)  Dissemination of Information. The Company authorizes each Bank to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Bank’s possession concerning the creditworthiness of the Company and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 10.09 of this Agreement.

(g)  Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.05(d).

10.09  Confidentiality. Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Company and provided to it by the Company or any Subsidiary, or by the Administrative Agent on the Company’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank’s independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and (I) to its Affiliates. Notwithstanding anything herein to the contrary, the Administrative Agent, each Issuer and each Bank may disclose to any Person, without limitation of any kind, the U.S. tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent, any Issuer or any Bank relating to such U.S. tax treatment and tax structure.

10.10  Set-off; Ratable Payments. In addition to, and without limitation of, any rights of the Banks under applicable law, if any Event of Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Bank or any Affiliate of any Bank to or for the credit or account of the Company may be offset and applied toward the payment of the Obligations owing to such Bank, whether or not the Obligations, or any part hereof, shall then be due. If any Bank, whether by setoff or otherwise, has payment made to it upon its Loans or its participations in Letters of Credit (other than payments received pursuant to Section 3.01, 3.02, 3.04 or 3.05 and payments made to any Issuer in respect of Reimbursement Obligations so long as the Banks have not funded their participations therein) in a greater proportion than that received by any other Bank, such Bank agrees, promptly upon demand, to purchase a portion of the Outstanding Credit Exposures held by the other Banks so that after such purchase each Bank will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Bank, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Bank agrees, promptly upon demand, to take such action necessary such that all Banks share in the benefits of such collateral ratably in accordance with their respective Pro Rata Shares. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

10.11  Automatic Debits of Fees. With respect to any facility fee, utilization fee, agency fee, arrangement fee, or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Administrative Agent, U.S. Bank or any Co-Lead Arranger under the Loan Documents, the Company hereby irrevocably authorizes the Administrative Agent and/or U.S. Bank to debit any deposit account of the Company with Administrative Agent and/or U.S. Bank in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other reasonable cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s and/or U.S. Bank’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

10.12  Notification of Addresses, Lending Installations, Etc. Each Bank shall notify the Administrative Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Installation, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

10.13  Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of such counterparts taken together shall be deemed to constitute but one and the same instrument.

10.14  Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.15  GOVERNING LAW AND JURISDICTION. (A) THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW); PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(B)  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT, EACH ISSUER AND EACH BANK CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT, EACH ISSUER AND EACH BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE ADMINISTRATIVE AGENT, EACH ISSUER AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

(C)  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY ISSUER OR ANY BANK TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE COMPANY AGAINST THE ADMINISTRATIVE AGENT, ANY ISSUER OR ANY BANK OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, ANY ISSUER OR ANY BANK INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

10.16  WAIVER OF JURY TRIAL. THE COMPANY, THE BANKS, THE ISSUERS AND THE ADMINISTRATIVE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS, THE ISSUERS AND THE ADMINISTRATIVE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

10.17  Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks, the Issuers and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (other than the Fee Letter).

10.18  Survival of Representations. All representations and warranties of the Company contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

10.19  Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Bank shall be obligated to extend credit to the Company in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.20  Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Banks.

10.21  Nonliability of Banks. The relationship between the Company on the one hand and the Banks, the Issuers and the Administrative Agent on the other hand shall be solely that of borrower and lender. None of the Administrative Agent, any Co-Lead Arranger, any Issuer or any Bank shall have any fiduciary responsibilities to the Company. None of the Administrative Agent, any Co-Lead Arranger, any Issuer or any Bank undertakes any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company’s business or operations. The Company agrees that neither the Administrative Agent, any Co-Lead Arranger, any Issuer nor any Bank shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, any Co-Lead Arranger, any Issuer nor any Bank shall have any liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, indirect consequential or punitive damages suffered by the Company in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

10.22  USA Patriot Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Company in accordance with the Act.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CENTENNIAL ENERGY HOLDINGS, INC.

By: /s/ WARREN L. ROBINSON
Name: Warren L. Robinson
Title: Executive Vice President, Treasurer
            and Chief Financial Officer

[This is a signature page to the Centennial Energy Holdings, Inc.
Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent, as an Issuer and as a Bank

By: /s/ CHRISTINE GEER
Name: Christine Geer
Title: Assistant Vice President

[This is a signature page to the Centennial Energy Holdings, Inc.
Credit Agreement]

UNION BANK OF CALIFORNIA, N.A.,
as Co-Syndication Agent and as a Bank

By: /s/ ROBERT J. COLE
Name: Robert J. Cole
Title: Vice President

[This is a signature page to the Centennial Energy Holdings, Inc.
Credit Agreement]

ABN AMRO BANK N.V., as Co-Syndication Agent and as a Bank

By: /s/ CHARLES F. RANDOLPH
Name: Charles F. Randolph
Title: Managing Director

By: /s/ SAAD B. QAIS
Name: Saad B. Qais
Title: Vice President

[This is a signature page to the Centennial Energy Holdings, Inc.
Credit Agreement]

BANK OF AMERICA, N.A., as Co-Documentation Agent and as a Bank

By: /s/ RONALD E. MCKAIG
Name: Ronald E. McKaig
Title: Senior Vice President

[This is a signature page to the Centennial Energy Holdings, Inc.
Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Bank

By: /s/ KEVEN D. SMITH
Name: Keven D. Smith
Title: Vice President

[This is a signature page to the Centennial Energy Holdings, Inc.
Credit Agreement]

WACHOVIA BANK, N.A.

By: /s/ HENRY R. BIEDRZYCKI
Name: Henry R. Biedrzycki
Title: Director

[This is a signature page to the Centennial Energy Holdings, Inc.
Credit Agreement]

JPMORGAN CHASE BANK, N.A.

By: /s/ PETER LING
Name: Peter Ling
Title: Managing Director

[This is a signature page to the Centennial Energy Holdings, Inc.
Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ MARK H. HALLDORSON
Name: Mark H. Halldorson
Title: Vice President

By: /s/ ALLISON S. GELFMAN
Name: Allison S. Gelfman
Title: Vice President

[This is a signature page to the Centennial Energy Holdings, Inc.
Credit Agreement]

UFJ BANK LIMITED

By: /s/ TOSHIKO BOYD
Name: Toshiko Boyd
Title: Vice President

[This is a signature page to the Centennial Energy Holdings, Inc.
Credit Agreement]

CIBC, INC.

By: /s/ MICHAEL G. DAVIS
Name: Michael G. Davis
Title: Senior Vice-President, CIBC, Inc., as agent

[This is a signature page to the Centennial Energy Holdings, Inc.
Credit Agreement]

KBC BANK N.V.

By: /s/ JEAN-PIERRE DIELS
Name: Jean-Pierre Diels
Title: First Vice President

By: /s/ ERIC RASKIN
Name: Eric Raskin
Title: Vice President

[This is a signature page to the Centennial Energy Holdings, Inc.
Credit Agreement]

BANK HAPOALIM B.M.

By: /s/ JAMES P. SURLESS
Name: James P. Surless
Title: Vice President

By: /s/ CHARLES MCLAUGHLIN
Name: Charles McLaughlin
Title: Senior Vice President

[This is a signature page to the Centennial Energy Holdings, Inc.
Credit Agreement]

FIRST INTERSTATE BANK

By: /s/ SUSAN M. RIPLETT
Name: Susan M. Riplett
Title: Vice President

[This is a signature page to the Centennial Energy Holdings, Inc.
Credit Agreement]

UBS LOAN FINANCE LLC

By: /s/ RICHARD L. TAVROW
Name: Richard L. Tavrow
Title: Director

By: /s/ TOBA LUMBANTOBING
Name: Toba Lumbantobing
Title: Associate Director

[This is a signature page to the Centennial Energy Holdings, Inc.
Credit Agreement]